Exhibit 4.17

Contract No.: WeBank (CGW) HZ 2020 No. 001

Cooperation Agreement on Automobile Finance Business of WeBank

Party A: Shenzhen Qianhai WeBank Co., Ltd.

Address: Block A, Building 7, Shenzhen Bay Science and Technology Ecological Park, No. 1819 Shahe West Road, Nanshan District, Shenzhen

Legal representative: Gu Min

Contact information: [REDACTED]

Party B: Shanghai Cango Investment and Management Consultation Service Co., Ltd.

Address: 10/F, Building 3, Youyou Century Square, No. 428 Yangwan South Road, Pudong New Area, Shanghai

Legal representative: Zhang Xiaojun

Contact information: [REDACTED]

Party A and Party B, through friendly consultation, have reached this Agreement on matters such as the cooperation scenarios and term of cooperation of automobile finance business.

Article I Cooperation Scenarios

1.1     Vehicle purchase scenario: Party A shall provide financial services for vehicle purchase for customers through Party B’s recommendation, in order to meet the customers’ demands for purchasing vehicles and/or automobile accessories (services).

1.2     Vehicle rental scenario: Party A shall provide financial services for vehicle rental for customers through Party B’s recommendation, in order to meet customers’ demands for renting cars and/or automobile accessories (services).

1.3     After-market scenario: Party A shall provide after-market financial services for customers through Party B’s recommendation, in order to meet customers’ after-sales transaction demands.

1.4     Other scenarios related to vehicle owners or vehicles: Party A shall provide other financial services for customers through Party B’s recommendation, in order to meet other consumption demands of customers with vehicles.

Article II Term of Cooperation

2.1     This Agreement shall take effect as of April 29, 2020 for a period of two years. If either party fails to receive a written notice from the other party before the above-mentioned term of cooperation expires, the term of cooperation of this Agreement shall be automatically extended for one year and only once.

2.2     Where the existing customer loans under this Agreement have not been fully paid off upon the expiration of term of cooperation between Party A and Party B, the business involving the existing customers shall still be subject to the terms of this Agreement until all existing customer loans are settled; in order to avoid ambiguity, no new customer’s loan business shall be conducted according to this Agreement after the expiration of term of cooperation.

Article III Rights and Responsibilities of Both Parties

3.1     Party B shall recommend relevant customers to Party A for each cooperation scenario. Party A agrees to provide loans to the customers that are recommended by Party B and able to meet Party A’s loan conditions (hereinafter referred to as the “customers”), and sign the Automobile Finance Loan Contract (the specific name of the contract shall be subject to the version actually signed by the customers. Hereinafter referred to as the “Master Contract” and the “Loan Contract”). Party A shall entrust Party B to provide relevant services for the cooperative business under the Loan Contract. Party B shall, in accordance with this Agreement and the Service Agreement of Cooperation Agreement on Automobile Finance Business of WeBank and the Product Operation Agreement of Cooperation Agreement on Automobile Finance Business of WeBank (including change and supplementation to the above agreements from time to time, hereinafter collectively referred to as the “Service Agreements”) separately signed by both parties, provide relevant services and perform relevant responsibilities. Party A shall pay the service fee to Party B according to the service content, quantity, quality and other information provided by Party B as agreed in the Service Agreements.

3.2     Party A shall grant loans to the customers who have obtained the loan qualification and meet the loan granting conditions recommended by Party B, except that Party A is unable to grant loans due to laws and regulations, regulatory policies, risk policies, limit reasons, system failure, customer abandonment and other reasons.

3.3     Party A shall have the right to change/adjust the cooperation model and product modality according to regulatory requirements, market changes, cooperative business status and other factors. Party B shall, in accordance with the requirements of Party A, sign relevant agreements on the above changes and adjustments and perform necessary formalities. Where Party B violates this Agreement or Service Agreements, Party A shall have the right to suspend/terminate the loan under this Agreement only on this ground.

3.4     Party B shall formulate corresponding management system and operation process for the cooperative business, and provide them to Party A for review.

3.5     Where Party A cooperates with other cooperative financial institutions to jointly grant loans under this Agreement to customers, any lender shall have the same rights and interests as Party A, and Party B shall not raise any defense against the obligations to be performed under the Agreement on this ground.

3.6     Party A shall have the right to dispose of the loan creditor’s rights granted to customers under this Agreement at any time, including but not limited to sales and transfer, and Party B shall provide Party A with all necessary assistance in this regard, including but not limited to signing relevant documents, handling corresponding procedures and taking corresponding actions according to Party A’s instructions. However, Party A shall not cause additional expense burden on Party B due to the above sale/transfer of creditor’s rights.

3.7     Party B specifically represents and warrants as follows:

(1) Party B is a legal person incorporated in accordance with the law, and is willing to use the assets owned by Party B or legally disposed by Party B to perform the obligations under this Agreement, Service Agreements and all relevant documents signed by it as a party with respect to the cooperation hereunder;

(2) The signing of this Agreement by Party B is the true intention of Party B. Party B shall have the full right, authority and legal power to sign and perform this Agreement and Service Agreements and all relevant documents signed by it as a party with respect to the cooperation under this Agreement. And Party B has taken or obtained all necessary corporate actions, internal authorizations and external approvals with respect to the signing and performance of the above agreements;

(3) Any change in the industrial and commercial registration, organizational structure, equity structure, operating mode or financial condition of Party B or any debt restructuring, and substantive related party transactions shall not affect the legal binding force of this Agreement on Party B;

(4) Any successor or transferee of Party B shall be bound by all articles of this Agreement. Unless otherwise agreed by Party A in writing, Party B shall not transfer the obligations under this Agreement, Service Agreements and all relevant documents signed by it as a party with respect to the cooperation hereunder;

(5) Where Party B shall perform the payment obligations of a certain amount in accordance with this Agreement and Service Agreements, Party B shall irrevocably authorize Party A to deduct money from the account opened by Party B with Party A or entrust other financial institutions to deduct the money from Party B’s account opened with such institutions to any account of Party A, until the payment obligations to be performed by Party B are fully performed;

(6) Where Party A and Party B negotiate to change the cooperation model and/or content under this Agreement, they can sign supplementary agreements to this Agreement, and add the appendixes/ancillary agreements to the Agreement. The contents signed shall constitute an integral part of this Agreement;

(7) Party B shall regularly (at least on a quarterly basis) provide Party A with the materials of the related companies controlled by Party B and the actual controller of Party B (including but not limited to financial statements, audit reports, financial details and tax data, equity structure, financing status, financing receipt vouchers and asset operation data), and ensure the authenticity, integrity and effectiveness of the aforesaid materials, so that Party A can timely assess Party B’s ability to perform this Agreement;

(8) Party B shall provide Party A with the automobile production and sales (if any) and overall automobile finance business data (including but not limited to business model, product modality, granting amount and business balance, overdue data, organizational structure changes, market channel changes) of Party B and its related parties on a monthly basis, and ensure the authenticity, integrity and effectiveness of the information, so as to facilitate the in-depth cooperation between the two parties in the field of automobile finance;

(9) Where Party B incurs matters that may affect the rights and interests of Party A, including but not limited to changing Company’s organizational structure, business operation model and product modality, and signing or changing agreements that may affect this Agreement or the rights and interests of Party A, Party B shall notify Party A in writing at least 15 workdays prior to the occurrence of the above matters. Party A shall have the right to require Party B to eliminate the adverse impact caused thereby, to add or change the conditions for Party A to perform relevant obligations under this Agreement, and to terminate this Agreement and Service Agreements, or require Party B to compensate Party A for the losses;

(10) Where Party B suffers matters that may affect its normal operation, legality/compliance and solvency, including but not limited to material adverse changes in operating conditions, high fines imposed by competent authorities, application for bankruptcy or reorganization, major legal disputes, and negative incidents of actual controller and main management (including litigation), Party B shall notify Party A in writing within five workdays after the occurrence of the aforesaid matters. Party A shall have the right to require Party B to eliminate the adverse impact caused thereby, to add or change the conditions for Party A to perform relevant obligations under this Agreement, and to terminate this Agreement and Service Agreements, or require Party B to compensate Party A for the losses.

Article IV Information Authorization, Information Security and Confidentiality

4.1     The customer information obtained by Party A and Party B based on the cooperative business shall be expressly authorized by the customer to be collected, shared and used. Where Party A and Party B indirectly obtain customer information, they shall require the customer information provider to specify the source of customer information and confirm the legality of the source. Party B shall not use or store customer information without the written authorization of the customer.

4.2     Party A and Party B shall take effective technical measures to maintain the security of customer information and protect the rights of customers, and formulate specific protection clauses, accident handling methods and compensation liability provisions for information security and rights of customers.

Where Party B intentionally or negligently causes the leakage of information not limited to the customers of the cooperative business, Party B shall notify Party A within one natural day after becoming aware of the leakage, and assume full responsibility for the information leakage.

4.3     The information exchanged between Party A and Party B based on the cooperative business shall be used only for the purpose of this Agreement. Without the written consent of Party A, Party B shall not use relevant data and customer information inquired by Party A, as well as the results generated by Party B based on risk models and rules, and shall not disclose to any third party irrelevant to this Agreement or provide any support for other business of Party B and its related party.

4.4     Both parties shall strictly keep confidential all information received or obtained by the other party as a result of signing this Agreement in connection with the following matters, and shall not disclose or use any of the following information to any third party other than the regulatory authorities:

(1) This cooperative business;

(2) Contents of negotiation on the cooperative business;

(3) Credit investigation data, customer information and transaction information provided based on this cooperative business;

(4) Other business, financial and other matters of both parties (including future plans and objectives).

4.5     This confidentiality clause shall not prohibit the disclosure or use of business confidential information in the following ways and within the following scope:

(1) Disclose or use business confidential information in accordance with the provisions or requirements of regulatory authorities of both parties;

(2) Disclose or use for the purpose of any judicial, arbitral or other similar proceedings in connection with this Agreement or any other agreement entered into pursuant to this Agreement.

4.6     The responsibility for confidentiality shall commence on the date of signing this Agreement and continue until such information is made public or permitted to be made public by the disclosing party, regardless of the expiration of the term hereof.

Article V Anti-Commercial Bribery

5.1     Both parties are aware of and willing to strictly abide by legal provisions of the People’s Republic of China on anti-commercial bribery, and both parties understand that bribery and corruption in any form will violate the law and will be severely punished by the law.

5.2     Both parties shall not ask for, accept or offer any interest other than those stipulated in the Agreement from the other party or the handling personnel or other relevant personnel of other parties, including but not limited to explicit deduction, hidden deduction, cash, shopping card, physical objects and negotiable securities, tourism or other non-material interest. Where such interest is customary in the industry, it shall be expressly stated in this Agreement.

5.3     Party A shall strictly prohibit any commercial bribery of the handling personnel of Party A, and the occurrence of any of the behaviors listed in Article 5.2 by such handling personnel is in violation of Party A’s company system, and shall be punished by Party A’s company system and national laws.

5.4     Party A solemnly prompts: Party A objects to any behavior listed in Article 5.2 between Party B and the handling personnel of Party A and any third party for the purpose of this Agreement. Such behaviors are in violation of national laws and shall be punished by national laws.

5.5     If one party or one party’s handling personnel causes any loss to the other party due to its violation of the provisions of Articles 5.2, 5.3 and 5.4 above, he or she shall be liable for damages.

5.6     In this Article V, “other relevant persons” refer to persons other than the handling personnel of Party A who has a direct or indirect interest relationship with this Agreement, including but not limited to the relatives and friends of the persons handling this Agreement.

Article VI Breach of Contract

6.1     In case of any of the following events (hereinafter referred to as the “event of default”) by either party shall constitute breach of contract under this Agreement (hereinafter referred to as the “default party”):

(1) Violate any provision of this Agreement and Service Agreements, or fail to perform this Agreement and Service Agreements or perform in a manner that is inconsistent with this Agreement and Service Agreements;

(2) Seriously untrue or substantially misleading representations, warranties and commitments made by either party hereunder;

(3) Refuse to perform all or part of agreements in an explicit or implied manner, or show by actual conduct that it is unable to continue performing all or part of agreements;

(4) Any party (including its related company and actual controller) is subject to deterioration of operating conditions, bankruptcy or reorganization application, loss of goodwill, and commits a material breach of contract against the other party to the contract; or any observant party has reasonable doubt that it is unable to perform this Agreement;

(5) Violate any applicable law, which will directly affect this Agreement or cause losses to the other party;

(6) Violate other contracts and supplementary agreements signed by both parties.

6.2     Notice of Default

6.2.1 Upon the occurrence of an event of default, the default party shall notify the observant party as soon as practicable, but shall not be later than five natural days after becoming aware of the event of default under any circumstances (except for force majeure).

6.2.2 In the event of default, without prejudice to the right of the observant party to claim for compensation, the observant party may, after receiving the notice of event of default from the default party or within 90 natural days after it becomes aware of or should have become aware of the occurrence of such an event (whichever is earlier), send a written notice to the default party to choose to continue this Agreement in whole/in part or notify the default party to terminate this Agreement.

6.2.3 This Agreement shall terminate in whole or in part upon receipt by the default party of all or part of the termination notice for the cooperation hereunder.

6.2.4 Where the observant party exercises any tolerance, grace period or delay in the performance of the rights and interests of the default party in respect of any breach or delay of the default party, it shall not impair, affect or restrict all rights and interests of the observant party in accordance with relevant laws and this Agreement; it shall not be deemed as a license or acceptance by the observant party of any breach of this Agreement by the default party, nor shall it be deemed to be a waiver of the right of the observant party to take action against any existing or future breach.

6.2.5 After the occurrence of an event of default, the observant party may take one or more of the following measures:

(1) Require the default party to eliminate the adverse impact caused to it;

(2) Require the default party to continue to perform its obligations, provided that the observant party has the right to require the default party to bear the losses caused by its breach of contract;

(3) Where the default party fails to perform its obligations in accordance with this Agreement and Service Agreements, the observant party shall have the right not to pay the service fee corresponding to the part, and the observant party has the right to request the default party to return the service fee already paid by the observant party;

(4) Require the default party to compensate the observant party for the losses caused by the event of default, including the actual expenses incurred by the observant party in performing the Agreement by itself or employing a third party, the expenses incurred to eliminate the adverse impact of the default, and the reasonable interests that can be obtained after the normal performance of this Agreement;

(5) Take any other measures permitted by applicable laws and regulations or agreed in this Agreement.

Article VII Termination of Cooperation

7.1     In case of any of the following events (hereinafter referred to as “termination event”), either party shall have the right to terminate this Agreement, Service Agreements and other relevant agreements entered into pursuant to this Agreement:

(1) Where the policies of the regulatory authorities of Party A (including the China Banking and Insurance Regulatory Commission or the People’s Bank of China and its branches) have material changes at the time of conclusion of this Agreement or Party A requests in writing to terminate this cooperative business;

(2) Where any new applicable law or normative document has been promulgated by governmental or regulatory authorities, or any new interpretation or modification has been made to the existing applicable law and normative document, resulting in that it is impossible to carry out this cooperative business or either party is unable to obtain all of its interests under any important provision of this Agreement, and either party requests for termination;

(3) Where either party incurs a material adverse change, which makes it impossible to continue the performance of this Agreement or will cause material damage to both parties at the same time, and either party asks to terminate this Agreement;

(4) Where the observant party requests for termination when the event of default specified in Article VI of this Agreement occurs.

7.2     Termination notice

7.2.1 Upon the occurrence of a termination event, the party entitled to request the termination shall decide to terminate the event as soon as practicable, provided that in no event (other than force majeure) shall the other party be notified in writing of the termination (the “termination notice”) not later than five natural days after the relevant termination event becomes known or occurs.

7.2.2 This Agreement, Service Agreements and any cooperation entered into pursuant to this Agreement shall terminate upon receipt of the termination notice by the other party.

7.3 Upon expiration of the term of cooperation of this Agreement, the cooperative business hereunder shall be terminated, unless otherwise agreed in this Agreement.

Article VIII Supplementary Provisions

8.1     This Agreement is a cooperation framework agreement, and both parties may separately sign supplementary texts (including but not limited to appendixes, supplementary agreements and ancillary agreements) according to the actual business needs to implement the details of the cooperation project.

8.2     The supplementary texts of this Agreement and supplementary agreements and appendixes hereto shall constitute an integral part hereof, and shall be subject to this Agreement.

8.3     In this Agreement, “in writing” means in the form of paper, e-mail, telegram, telex, fax or electronic data interchange or any other tangible representation of the contents contained herein. “Notice” means any communication, request, demand and decision. The notice shall take effect when the notice arrives at the registration place, business place or designated place of the other party or reaches the e-mail address.

8.4     Any dispute arising from the performance of this Agreement by Party A and Party B shall be settled by both parties through negotiation. If negotiation fails, either party may file a lawsuit to the people’s court where Party A is located.

8.5     The conclusion, interpretation and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

8.6     This Agreement shall be signed by the legal representatives or authorized agents of Party A and Party B on the signing date, and shall take effect after being signed (or affixed with name seals) and affixed with the official seal/special contract seal.

8.7     This Agreement shall be made in quadruplicate with each party holding two copies that have the same legal effect.

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(No text on this page and it is the signature page of this Agreement)

Party A (seal) [Shenzhen Qianhai WeBank Co., Ltd.] (seal)

Legal representative or authorized agent (signature or seal): [Gu Min] (seal)

Signing date:

Party B (seal) [Shanghai Cango Investment and Management Consultation Service Co., Ltd.] (seal)

Legal representative or authorized agent (signature or seal): [Zhang Xiaojun] (seal)

Signing date: April 30, 2020